Exhibit 5.1
[Baker & McKenzie LLP London Letterhead]
22 December 2009

Ensco International plc
ENSCO House
Badentoy Avenue
Badentoy Industrial Estate
Aberdeen AB12 4YB
Scotland
Dear Sirs
POST EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 — EXHIBIT 5.1 — ENSCO INTERNATIONAL PLC
1.	INTRODUCTION

In our capacity as English legal advisers to Ensco International plc, a public limited company formed under English law (the “Company”), we have been asked to give an opinion on certain matters relating to the Company.

We are giving this opinion in connection with Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed under the U.S. Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (“SEC”), in connection with a merger transaction pursuant to an agreement and plan of merger and reorganisation (the “Merger”) whereby the Company (previously known as ENSCO International Limited) became the ultimate parent company of Ensco International Incorporated, a Delaware corporation (“Ensco Delaware”). Pursuant to the Merger, each issued and outstanding share of the common stock of Ensco Delaware, par value U.S. $0.10 per share, was converted into the right to receive one American depositary share (collectively, “ADSs”), which represents one Class A Ordinary Share of the Company, par value U.S. $0.10 per share (“Shares”).

We have been asked by the Company to give this opinion and have taken instructions in this regard solely from the Company.

2.	SCOPE

This letter is limited to English law as applied by the English courts as at the date of this letter and shall be governed by and construed in accordance with English law. We have made no investigation of the laws of any jurisdiction other than those of England and we do not express or imply any opinion as to the laws of any jurisdiction other than those of England. We do not express any opinion on European Community law as it affects any jurisdiction other than England. We express no opinion as to matters of fact.

The opinions in this letter are limited to the matters stated herein and do not extend to, and are not to be read as extending by implication to, any other matter.

3.	DOCUMENTS

For the purpose of giving this opinion we have examined the following documents:

3.1	the form of Registration Statement to be filed by the Company (but not any document expressed to be incorporated by reference therein);

3.2	a copy of the ENSCO Savings Plan f/k/a Energy Service Company, Inc. Profit Sharing Plan and a copy of Amendment No. 16 to the ENSCO Savings Plan to be executed on 22 December 2009 (the “Plan”);

3.3	the certificate of incorporation, certificate of incorporation on change of name and the articles of association (the “Articles”) of the Company as filed by Baker & McKenzie LLP with Companies House on 18 and 21 December 2009;

3.4	the minute books of directors’ and shareholders’ meetings of the Company and the register of members of the Company;

3.5	a certificate addressed to us from David A. Armour, Vice President — Finance of the Company, dated 22 December 2009;

3.6	the results of our search on 22 December 2009 of the public records of the Company on file and available for inspection by the public at the Companies Registry.

We have also made an enquiry by telephone of the Central Index of Winding-Up and Administration Petitions in respect of the Company on 22 December 2009 at 10.40 a.m. We have also made enquiries by telephone or through an agent of the following district registries of the English Court; Bristol, Cardiff, Newcastle, Leeds, Preston and Liverpool in respect of the Company on 17 December 2009 (together, the “Enquiries”).

Except as noted above, we have not made any enquiries or searches concerning the Company or examined any contracts or other documents entered into by or affecting the Company.

4.	ASSUMPTIONS

For the purpose of this opinion we have assumed (without making any investigation) that:

4.1	all documents submitted to us as originals are authentic and complete;

4.2	all documents submitted to us in electronic form or via facsimile transmission or as photocopies or other copies of originals conform to the originals and all such originals are authentic and complete;

4.3	any signatures and seals on the documents reviewed by us are genuine;

4.4	all statements contained in the certificate referred to in paragraph 3.5 above are and remain accurate and not misleading;

4.5	any allotment or issue of Shares to be delivered or held under the Plan was or will be duly made in accordance with the articles of association of the Company then in force;

4.6	there have been no amendments to the minute books and register of members examined by us, that the minute books are an accurate and complete record of all directors’ and shareholders’ resolutions passed since the incorporation of the Company to the date hereof, that all such resolutions were duly passed at properly convened meetings of the directors or shareholders (as the case may be), or otherwise in accordance with the articles of association of the Company then in force, and have not been amended or rescinded and are in full force and effect and are not so amended or rescinded after the date hereof, and that the register of members is accurate and up-to-date;

4.7	the results of the search referred to in paragraph 3.6 above as produced to us are a true and complete copy of the file of records maintained at the Companies Registry concerning the Company as reproduced on microfiche for public inspection, such file was complete, accurate and up-to-date at the time of that search and there has been no alteration in the status or condition of the Company as represented by the microfiche file so produced;

4.8	the information disclosed in response to our Enquiries was accurate at the time of such Enquiries and such response did not fail to disclose any matters which are relevant for the purposes of this opinion and since the time of the Enquiries and at the time of any allotment of Shares there has been or will have been no alteration in the status or condition of the Company as represented in such response;

4.9	no receiver, trustee, administrator, administrative receiver, liquidator or similar office-holder has been or will at the time of any allotment of Shares have been appointed in any jurisdiction in relation to the Company or any of its assets or revenues other than as disclosed by the searches and the Enquiries referred to in paragraph 3.6;

4.10	that the consideration for the allotment and issue of Shares is not and will not be less than the par value of the Shares;

4.11	that the Plan has been validly adopted and is in force pursuant to the terms of the Plan;

4.12	the Plan has been and will be operated in accordance with its rules;

4.13	that, insofar as any obligation under the Plan is performed in, or is otherwise subject to, any jurisdiction other than England & Wales, its performance is not and will not be illegal or ineffective by virtue of the law of that jurisdiction;

4.14	that the directors at the time of any such allotment were or will be duly authorised by the articles of association of the Company to allot the Shares;

4.15	that a meeting of the board of directors of the Company or a duly authorised and constituted committee of the board of directors of the Company has been or will be duly convened and held, prior to the allotment and issue of any Shares, at which it was or will be resolved to allot and issue such Shares;

4.16	that the Shares were or will have been, on allotment and issue, fully paid up in accordance with the Companies Act 2006; and

4.17	that the name of the relevant allottee and the number of Shares allotted are or will be duly entered in the register of members of the Company.

5.	OPINIONS

5.1	Based upon and subject to the assumptions and qualifications set out in this opinion and having regard to such legal considerations as we have deemed relevant, we are of the opinion that:
(a)	those Shares currently in issue and available for delivery pursuant to the Plan are validly issued, fully paid and non-assessable; and

(b)	when new Shares are allotted, issued and delivered pursuant to the Plan, in conformity with the articles of association of the Company then in force, and so as not to violate any applicable law and upon full payment therefor as contemplated by the Registration Statement, such new Shares will be validly issued, fully paid and non-assessable.

5.2	The term non-assessable has no recognised meaning in English law but for the purposes herein the term means that no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason solely of their being such holders.

6.	QUALIFICATIONS

The opinions expressed in this letter are subject to the following qualifications.

6.1	It should be noted that:
(a)	a search at the Companies Registry is not capable of revealing whether or not a winding-up petition or an application for the making of an administration order has been presented or whether or not any documents have been filed with the court for the appointment of an administrator or any notice of intention to appoint an administrator has been given;

(b)	notice of a winding-up order or resolution, notice of an administration order and notice of the appointment of a receiver or administrator may not be filed at the Companies Registry immediately and there may be a delay in the relevant notice appearing on the file of the company concerned; and

(c)	enquiries were made in six out of the eight district registries of the English Court but neither Birmingham’s nor Manchester’s district registries have publicly available search facilities so enquiries in respect the Company could not be made at these two registries.
6.2	Insofar as any obligation under the Plan is to be performed in any jurisdiction other than England and Wales, an English court may have regard to the law of that jurisdiction in relation to the manner of performance and the steps to be taken in the event of defective performance.

6.3	We express no opinion as to whether specific performance, injunctive relief or any other form of equitable remedy would be available in respect of any obligation of the Company under or in respect of the Plan.

6.4	The obligations of the Company and the remedies available to the Company or participants under or in respect of the Plan will be subject to any law from time to time in force relating to liquidation or administration or any other law or legal procedure affecting generally the enforcement of creditors’ rights.
This opinion is given only by Baker & McKenzie LLP, an English limited liability partnership, and not by or on behalf of Baker & McKenzie International (a Swiss Verein) or any other member or associated firm thereof. In this opinion the expressions “we”, “us”, “our” and like expressions should be construed accordingly.

This opinion is given for the sole benefit of the addressee in connection with the transaction referred to in the second paragraph of this letter. This opinion is not to be disclosed to any other person nor is it to be relied upon by any other person or for any other purpose or quoted or referred to in any public document without our prior written consent.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed by the Company and to the use of this firm’s name in such Registration Statement.
In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the SEC issued thereunder.
Yours faithfully
/s/ Baker & McKenzie LLP
BAKER & McKENZIE LLP